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                                  EXHIBIT 99


                   Letter to Stockholders, dated May 4, 1994
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[LOGO]

                                          May 4, 1994

Dear Fellow Shareholders:

     By now you should have received your proxy materials relating to Blockbuster's upcoming Annual Meeting. As you can see, the proposed merger with Viacom is not on the agenda for the meeting. A number of you have asked about the status of the transaction, and I am writing this letter to all shareholders to bring you up to date.

     As you all know, on January 7, 1994, Blockbuster entered into a merger agreement with Viacom pursuant to which the businesses of the two companies would be combined, together with the business of Paramount Communications Inc., assuming Viacom were to acquire Paramount. Pursuant to the merger, Blockbuster shareholders would become shareholders of the combined company.

     At the time your Board of Directors approved the proposed merger with Viacom, the Board believed that the possible combination of Blockbuster, Viacom and Paramount was consistent with and in furtherance of Blockbuster's long-term business strategy and that the transaction was fair to and in the best interests of all Blockbuster shareholders. Since the date the merger agreement was entered into, there has been a substantial drop in the market prices of Viacom stock and, based on yesterday's closing prices, the total value of the Viacom securities to be received by Blockbuster shareholders in the merger has fallen by almost $3.0 billion, from approximately $8.4 billion to approximately $5.4 billion (or from approximately $31 per Blockbuster share to approximately $20 per share). As a result, we have received numerous comments from shareholders expressing their unwillingness to support the proposed transaction at these price levels.

     Although your Board of Directors continues to believe that the combination of Blockbuster with Viacom and Paramount represents an excellent strategic opportunity, given the current price levels of the Viacom stock, there can be no assurance that the Board would be able to recommend the transaction at the time of any shareholder meeting called to vote on the merger.

     Under the terms of our agreement with Viacom, Blockbuster has the right to terminate the agreement beginning on September 30, 1994 if the merger has not been completed before that date. However, the agreement may be terminated prior to September 30 under certain circumstances, including by mutual consent of Blockbuster and Viacom. Between now and September 30, we will continue to honor our agreement with Viacom, and will continue our dialogue with Viacom's management. However, at this time, we are unable to say whether or not the transaction will go forward or whether or not any special meeting of Blockbuster shareholders will be called to vote on the merger. In any event, as Viacom's second largest shareholder and its largest customer, we will continue to work closely with Viacom to assure that our relationship remains a mutually beneficial and productive one.

     As previously announced, Blockbuster recently reported record revenue and net income for the first quarter of this year. Revenue climbed 61% and net income increased 62% over the comparable period in 1993. You will receive our First Quarter Report in the near future.

     We will keep you advised of further developments. In the meantime, on behalf of the entire Board of Directors, I want to thank you for your continuing support and encouragement.

                                          Sincerely,

                                          H. Wayne Huizenga
                                          Chairman of the Board

BLOCKBUSTER Entertainment Corporation - One Blockbuster Plaza - Fort Lauderdale,
           Florida 33301 - Fax (305) 832-3901 - Phone (305) 832-3000